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                                                                     EXHIBIT 8.1
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                       [Letterhead of Latham & Watkins]







                                  May 3, 1999







Health Care Property Investors, Inc.
4675 MacArthur Court, 9th Floor
Newport Beach, California 92660

  Re:           Health Care Property Investors, Inc.
                Common Stock Offering
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Ladies and Gentlemen:

                We have acted as special counsel to Health Care Property Investors, Inc., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), and the issuance of 1,000,000 shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), pursuant to (i) a registration statement on Form S-3, No. 333-57163, filed with the Securities and Exchange Commission (the "Commission") on June 18, 1998, as amended and supplemented as of the date hereof (the "Registration Statement") and (ii) a Prospectus dated August 27, 1998, including the documents incorporated by reference therein (the "Base Prospectus"), as supplemented by the Prospectus Supplement dated April 27, 1999 and filed with the Commission on April 28, 1999 pursuant to Rule 424(b) under the 1933 Act (the "Prospectus Supplement," and together with the Base Prospectus, the "Prospectus").

                You have requested our opinion concerning the material federal income tax consequences to the Company and the purchasers of the securities described above in connection with the registration described above. This opinion is based on various facts and assumptions, including the facts set forth in the Prospectus concerning the business, properties and governing documents of the Company and its subsidiaries. We have also been furnished
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Health Care Property Investors, Inc.
May 3, 1999
Page 2

with, and with your consent have relied upon, certain representations made by the Company with respect to certain factual matters through a certificate of an officer of the Company (the "Officer's Certificate").

                In our capacity as such counsel, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

                We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies with any state.

                Based upon such facts, assumptions and representations, including the facts set forth in the Prospectus and the Officer's Certificate, it is our opinion that:

                1. The information in the Prospectus Supplement set forth under the caption "Material Federal Income Tax Considerations to Holders of Common Stock," to the extent that it constitutes matters of law, summaries of legal matters, documents or proceedings, or legal conclusions, is an accurate summary of the material federal income tax consequences of the issuance of Common Stock; and

                2.     Commencing with the Company's taxable year ending
December 31, 1985, the Company has been organized and has operated in conformity with the requirements for qualification as a "real estate investment trust" under the Internal Revenue Code of 1986, as amended (the "Code"), and its
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proposed method of operation, as described in the representations of the Company referred to above, will enable the Company to continue to meet the requirements for qualification and taxation as such a real estate investment trust.

                No opinion is expressed as to any matter not discussed herein.

                This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Prospectus or the Officer's
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Health Care Property Investors, Inc.
May 3, 1999
Page 3

Certificate, may affect the conclusions stated herein. Moreover, the Company's qualification and taxation as a real estate investment trust depends upon the Company's ability to meet (through actual annual operating results, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code, the results of which have not been and will not be reviewed by Latham & Watkins. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements.

                This opinion is rendered to you and is for your benefit and the benefit of your stockholders in connection with the filing of a Form 8-K (the "8-K") with the Commission. This opinion may not be relied upon by you or your stockholders for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the 8-K and to the use of the name of our firm under the headings "Material Federal Income Tax Considerations to Holders of Common Stock" and "Legal Matters" in the Prospectus Supplement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Commission promulgated thereunder.


                                    Very truly yours,

                                    /s/ LATHAM & WATKINS